                              AMENDED AND RESTATED

                              PARTNERSHIP AGREEMENT

                                       OF

                                    VIDEO 44

                         AN ILLINOIS GENERAL PARTNERSHIP

                              AMENDED AND RESTATED
                              PARTNERSHIP AGREEMENT
                                       OF
                                    VIDEO 44
                         AN ILLINOIS GENERAL PARTNERSHIP


     This Amended and Restated Partnership Agreement ("Agreement") is made and entered into as of this ___ day of _________, 199_, by and between Essaness Theatres Corporation, a Delaware corporation ("ESSANESS"), Harriscope of Chicago, Inc., an Illinois corporation (collectively with any wholly-owned subsidiary, "HARRISCOPE"), and Telemundo of Chicago, Inc., a Delaware corporation ("TELEMUNDO"). Essaness, Harriscope and Telemundo are each a "PARTY" and a "PARTNER" and together they are the "PARTIES" or the "PARTNERS".

                                    RECITALS

     Essaness and Harriscope are parties to a joint venture agreement (the "JOINT VENTURE AGREEMENT") among Essaness, Harriscope and National Subscription Television of Chicago, Inc. ("NST") establishing a joint venture (the "JOINT VENTURE") to own and operate television station WSNS-TV/Channel 44, Chicago, Illinois (the "STATION").

     Essaness holds a 25.5% interest in the Joint Venture, Harriscope holds a 50% interest in the Joint Venture and NST holds a 24.5% interest in the Joint Venture. Immediately prior to entering into this Agreement, Telemundo has purchased the interest of NST in the Joint Venture and all of the outstanding capital stock of Harriscope, which has resulted in Telemundo holding, directly or indirectly, an aggregate 74.5% interest in the Joint Venture.

     Essaness, Harriscope and Telemundo are entering into this Agreement to set forth the terms and conditions of their Joint Venture from and after the acquisition by Telemundo of its direct and indirect interest in the Joint Venture.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing Recitals and the terms and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:


1.  DEFINITIONS

     Certain terms used in this Agreement shall have the meaning set forth below for each such term. In addition, certain other terms shall have the meaning for each such term set forth elsewhere in this Agreement.

     1.1 ACTUAL ESSANESS DISTRIBUTION. The amount obtained by multiplying the Fractional Interest of Essaness by

Distributable Cash, subject to adjustment as follows: (a) if the amount of the Minimum Essaness Distribution in any fiscal year exceeds the Actual Essaness Distribution for such fiscal year (the cumulative amount of such excess, an "OVERPAYMENT"), the Overpayment shall reduce Actual Essaness Distributions in any subsequent year (or years) in which the Actual Essaness Distribution in such fiscal year exceeds the Minimum Essaness Distribution in such fiscal year (the cumulative amount of such excess, an "EXCESS"), but only to the extent of the Excess in such fiscal year, provided that any then-existing Overpayment shall not be considered a liability of Essaness to the Partnership or be deducted from any purchase price for the Partnership Interest of Essaness pursuant to this Agreement or upon liquidation of the Partnership; and (b) solely for purposes of calculating any Overpayment, the guaranteed network compensation under the Affiliation Agreement (as defined in Section 4.4) shall be deemed to have increased by five percent (5%) per year (calculated as if the first year started on the first day of the calendar month first succeeding the date hereof) in arriving at Operating Income in the definition of Distributable Cash for such year.

     1.2 AFFILIATE. Any Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with a Partner; any Person that is an officer, director, partner, member or trustee of or serves in a similar capacity with respect to a Partner; any partnership (whether general or limited) or other entity (such as a joint venture, corporation, limited liability company or trust) in which a Partner, directly or indirectly, through one or more intermediaries, is a partner, principal, shareholder, beneficiary, member or otherwise an owner, or with which a Partner may merge or consolidate; or any Person acquiring all or substantially all (which for purposes hereof shall be deemed to be at least sixty percent (60%)) of the assets of a Partner.

     1.3 AND/OR. "AND/OR" means one or the other or both, or any one or more or all, of the things or Persons in connection with which the conjunction is used.

     1.4 CAPITAL ACCOUNT. The capital account established and maintained for each Partner under Section 3.1(c).

     1.5 CAPITAL CONTRIBUTIONS. The cash and/or fair market value of property, valued as of the date of contribution pursuant to the provisions of Section 1.704-1(b)(2)(iv)(d) of the Regulations, or any successor provision, contributed to the capital of the Partnership by each Partner.

     1.6 CODE. The Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent, superseding federal revenue laws.

     1.7 COMPETITOR. A Person shall be a "competitor" if a non- de minimis portion of such Person's business is involved in Spanish language television broadcasting.

     1.8 DEPRECIATION. For each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

     1.9 DESIGNATED REPRESENTATIVE OF ESSANESS. Alan Silverman and Jack Silverman shall each be a Designated Representative of Essaness to act with respect to the matters specified in Section 4.3. In the event Alan Silverman or Jack Silverman is unable or unwilling to act, Essaness shall appoint another person to be a Designated Representative of Essaness. If both Designated Representatives are unavailable, Telemundo and Harriscope may notify and receive consent from another person that Essaness designates in writing to the other Partners.

     1.10 DISTRIBUTABLE CASH. Distributable Cash for a fiscal year of the Partnership shall mean: (i) Operating Income for such year; MINUS (ii) the amount of capital expenditures for such year; PLUS or MINUS (iii) actual working capital provided by or used during such fiscal year (including a cash reserve of no more than $25,000); PLUS or MINUS (iv) actual other income or expense for such fiscal year; provided, however, that no source or use of funds shall be included or deducted more than once. In determining Distributable Cash for the first fiscal year, the Partnership shall be deemed to have commenced on the date hereof. Unless otherwise specified, all financial terms used herein shall be used as defined in GAAP, consistently applied.

     1.11 FRACTIONAL INTEREST. "FRACTIONAL INTEREST" is the interest of each Partner in the Partnership as set forth in Section 3.1(a), subject to adjustment as provided in Section 3.1(b).

     1.12 GROSS ASSET VALUE. With respect to any asset, the asset's adjusted basis for Federal income tax purposes, except as follows:

     a. The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined jointly by the contributing Partner and the Partnership;

     b. The Gross Asset Values of all Partnership Property shall be adjusted to equal their respective gross fair market values, as determined by the Partners, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a DE MINIMIS Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a DE MINIMIS amount of Partnership Property including money, unless all Partners receive simultaneous distributions of undivided interests in the distributed Property in proportion to their interests in the Partnership; and (c) the termination of the Partnership for Federal income tax purposes pursuant to Code Section 708(b)(1)(B); and

     c. If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a) or (b) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     1.13 MAJOR DECISIONS. Any decision or actions, specified in Section 4.3 that requires the approval of a Designated Representative of Essaness pursuant to such Section.

     1.14 MINIMUM ESSANESS DISTRIBUTION. The Minimum Essaness Distribution for a fiscal year of the Partnership shall be $2.55 million (such $2.55 million increasing by ten percent (10%) for each fiscal year (compounding annually) subsequent to the 1996 fiscal year, and such $2.55 million pro rated for the period from the time from the date of this Agreement until the end of the 1996 fiscal year) MINUS 25.5% of budgeted capital expenditures for such year. For purposes of the preceding sentence, budgeted capital expenditures will equal $300,000 during the 1996 fiscal year (pro rated for the period of time from the date of this Agreement until the end of the 1996 fiscal year), and will equal $300,000 increased by 10% per year (compounding annually) for each subsequent fiscal year after the 1996 fiscal year.

     1.15 OPERATING INCOME. Operating Income for a fiscal year shall mean the net revenue attributable to the operations of the Station less all operating and other expenses of the Station other than income taxes, depreciation and amortization, all calculated in accordance with generally accepted accounting principles consistently applied.

     1.16 PARTNERSHIP. Video 44, formed as a general partnership under the laws of the State.

     1.17 PARTNERSHIP INTEREST. The entire ownership interest of any Partner in any profits, losses or other rights and obligations of such Partner under the terms and provisions of this Agreement, including, but not limited to, the Fractional Interests of the Partners.

     1.18 PARTNERSHIP PROPERTY. All properties and other Partnership assets, whether real, personal or intangible, or any interest therein, owned or acquired by the Partnership.

     1.19 PERMITTED TRANSFEREES. Those Persons to whom transfer of a Partnership Interest is allowed without consent as provided in Section 6.2.

     1.20 PERSON OR PERSONS. Individuals, partnerships, firms, associations, limited liability companies, corporations, trusts, governmental agencies, administrative tribunals or any other form of business or legal entity.

     1.21 PROFITS AND LOSSES. For each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

     a. Any income of the Partnership that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

     b. Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

     c. Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

     d. Notwithstanding any other provision of this Section 1.21, any items which are specifically allocated pursuant to Section 5.9.b. or 5.9.c. hereof shall not be taken into account in computing Profits or Losses. The amounts of the items of Partnership income, gain, or deduction available to be specially allocated pursuant to Section 5.9.b. or 5.9.c. hereof shall be determined by applying rules analogous to those set forth in Sections 1.21.a. through 1.21.c above.

     1.22 STATE. The State of Illinois or such other state as may be designated by Telemundo from time to time.

     1.23 STATION. Television station WSNS-TV/Channel 44 which broadcasts in the Chicago Dominant Market Area and all assets related thereto.

     1.24 TGI. Telemundo Group, Inc., a Delaware corporation, its Affiliates and any successors thereto.

     1.25 TRANSFEROR. Any Partner desiring to make a transfer or encumbrance of its Partnership Interest other than to an Affiliate or another Partner.

     1.26 THIRD PARTY. Any person who is neither an Affiliate of a Partner nor a Partner.


2.  FORMATION; NAME; PURPOSES; PRINCIPAL PLACE OF BUSINESS; TERM

     2.1  FORMATION AND NAME.

     a. The Parties adopt this Amended and Restated Partnership Agreement and agree to continue and operate the Partnership as a partnership for the limited purposes and scope set forth in this Agreement. The Partnership shall be governed by the Uniform Partnership Act of the State, as from time to time amended (the "ACT"), except as expressly provided herein to the contrary.

     b. The name of the Partnership is Video 44, an Illinois general partnership, and the business of the Partnership shall be conducted solely under such name, and all assets of the Partnership shall be held under such name.

     c. The Partnership and the Partners shall promptly execute, file, record and/or obtain all licenses, permits, certificates and authorizations required in connection with the lawful existence of the Partnership as a general partnership under the laws of the State and under the laws of any other applicable jurisdiction.

     2.2 PURPOSES AND SCOPE OF THE PARTNERSHIP. The sole and only purposes of the Partnership are to (a) own and maintain, develop, manage, finance, and operate the Station or any part thereof or interest therein, (b) to sell or otherwise transfer or dispose of or mortgage or encumber the Station or any part thereof or interest therein, when and to the extent expressly permitted by this Agreement or as otherwise agreed, (c) to develop the value of the bandwidth licensed to the Partnership, and (d) engage in such other activities as are reasonably incidental to the foregoing with respect to the Station.

     2.3 SCOPE OF PARTNERS' AUTHORITY. Except as otherwise expressly and specifically provided in this Agreement, no Partner shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of, the other Partners or the Partnership, and neither the Partnership nor any Partners shall be responsible or liable for any indebtedness or obligation of the other Partners or otherwise relating to the Station incurred or arising either before or after the execution of this Agreement. This Agreement shall not be deemed to create a general partnership between the Partners with respect to any activities whatsoever other than activities within the scope of the business purposes of the Partnership specified in Section 2.2.

     2.4 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Partnership shall be located at 430 W. Grant Place, Chicago, Il 60614.

     2.5 TERM. The term of the Partnership shall be, unless sooner terminated in accordance with other provisions of this Agreement, for so long as the Partnership holds any interest in or has any obligations relating to the Station or the proceeds derived therefrom, or until the Partners agree to its termination; provided, however, that the Partnership shall, if not sooner terminated, terminate on December 31, 2040 unless otherwise extended by mutual written agreement of all Partners.


3.  CAPITAL ACCOUNTS

     3.1  PARTNERSHIP INTERESTS AND CAPITAL ACCOUNTS.

     a.   The Partners shall have the following initial undivided Fractional
          Interests:

                    Harriscope               50.0%
                    Telemundo                24.5%
                    Essaness                 25.5%

     b. Unless otherwise agreed by all Partners or as otherwise provided for in this Agreement, no adjustment to the Fractional Interest of any Partner shall be made except as a result of a transfer of a Partner's Partnership Interest.

     c. Capital Accounts shall be maintained for each Partner and shall be subject to adjustment as provided in Section 3.2. The Partners hereby agree that the

Partners' Capital Account balance as of the date hereof are:

                    Harriscope               $30 million
                    Telemundo                $14.7 million
                    Essaness                 $15.3 million

     3.2  CAPITAL ACCOUNTS.

     a.   The Capital Accounts of each Partner shall from time to time be:

          (1)  increased by:

               (i) additional Capital Contributions of such Partner (subject to Section 8.2.e.); and

               (ii) such Partner's share, pursuant to Section 5.9, of the Profits of the Partnership; and

               (iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

          (2)  decreased by:

               (i)    all distributions to or for the account of such Partner;

               (ii) such Partner's share of Losses of the Partnership during the fiscal year, determined as provided in Section 5.9; and

               (iii) the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

          In the event all or a portion of an interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

     b. All Capital Accounts shall be maintained in accordance with Section 704(b) of the Code and Regulations thereunder, as may be amended from time to time.

     3.3 ADDITIONAL CAPITAL CONTRIBUTIONS. Except as otherwise provided in this Agreement or pursuant to unanimous agreement of the Partners, no Partner shall be obligated to make any Capital Contributions or advance any funds or provide any guarantees to or on behalf of the Partnership. However, Telemundo and Harriscope shall be entitled to make any additional Capital Contributions to the Joint Venture that Telemundo or Harriscope deem necessary in their sole discretion but shall not unless otherwise agreed to between the Partners have an effect on the Partners' Fractional Interests. Any additional Capital Contributions made by Telemundo or Harriscope pursuant to the preceding sentence shall be reflected in Harriscope's or Telemundo's Capital Accounts pursuant to the provisions of Section 3.2.a.(1)(i) hereto. Telemundo and Harriscope's right to make additional Capital Contributions to the Joint Venture for any fiscal year of the Joint Venture shall in no way be limited by the fact that Telemundo or Harriscope receive all or a portion of any distributions they are entitled to receive in respect of such fiscal year (or any prior fiscal year) pursuant to Section 3.5.b.(2), Section 3.5.b.(4) or Section 3.5.b.(6) hereof. Unless otherwise specified herein, no contribution of any Partner shall be deemed to constitute a loan unless all of the Partners agree.

     3.4 NO INTEREST ON CAPITAL. Interest earned on Partnership funds shall inure solely to the benefit of the Partnership. No interest shall be paid upon any Capital Contributions to the Partnership nor upon any undistributed or reinvested income or profits of the Partnership.

     3.5  DISTRIBUTIONS TO PARTNERS.

         a.    PRIORITY RETURN DISTRIBUTIONS.

               (1) In respect of each month of each fiscal year of the Partnership, the Partnership shall distribute to Essaness 1/12 of the Minimum Essaness Distribution for such year on the first day of each month of such year, beginning on the date hereof.

               (2) If 25.5% of the budgeted capital expenditure used in calculating the Minimum Essaness Distribution is greater than the 25.5% of the actual capital expenditures for such year, then the Partnership shall distribute to Essaness by the fifteenth (15th) day after the receipt by the Partnership of its audited financial statements cash equal to such difference.

               (3) To the extent that the Minimum Essaness Distribution for the fiscal year exceeds the Actual Essaness Distribution for such fiscal year (calculated for this purpose without making any adjustments in respect of any current or past Overpayment), such excess is intended to constitute a guaranteed payment within the meaning of Code Section 707(c) and shall not be treated as a distribution for purposes of computing Essaness's Capital Accounts pursuant to Section 3.2.a.(2). In the event that the Partnership is unable to make any payments required to be made pursuant to Sections 3.5.a.(1) or 3.5.a.(2), Telemundo or Harriscope shall promptly make additional Capital Contributions to the Partnership sufficient to enable the Partnership to make such payments on a timely basis.

          b. DISTRIBUTIONS OF DISTRIBUTABLE CASH. Distributable Cash shall at the following times and, in the following order of priority, be distributed by the Partnership:

               (1) First, in respect of each month of each fiscal year of the Partnership, to make on the first day of such month, the distributions required pursuant to Section 3.5.a.(1) hereof.

               (2) Second, in respect of each of the first eleven (11) months of each fiscal year of the Partnership, to Telemundo and Harriscope collectively, an amount of cash up to 2.922 multiplied by the distribution made to Essaness for such month pursuant to Section 3.5.b.(1) (such amount to be determined in the sole discretion of Telemundo) to be distributed to Telemundo and Harriscope by the fifteenth
                      (15th) day after the end of each such month (such time of such distribution to be determined in the sole discretion of Telemundo). Any amounts that could have been distributed to Telemundo and Harriscope pursuant to this
                      Section 3.5.b.(2) but which were not so distributed (due to the exercise by Telemundo of its discretion or otherwise) shall be distributed to Telemundo and Harriscope pursuant to Section 3.5.b.(5) hereto.

               (3) Third, in respect of each fiscal year of the Partnership, to make (by the fifteenth (15th) day after the receipt by the Partnership of its audited financial statements for the fiscal year) the distributions required pursuant to Section 3.5.a.(2) hereof.

               (4) Fourth, in respect of each fiscal year of the Partnership, to make (by the fifteenth (15th) day after the receipt by the Partnership of its audited financial statements for the fiscal year) to Telemundo and Harriscope, collectively, an amount of up to the following amount: the sum of (A) 2.922 multiplied by the aggregate amount distributed to Essaness pursuant to Section 3.5.b.(3), and
                      (B) the aggregate amount of Overpayments for all past fiscal years (reduced by the aggregate amount of distributions made with respect to Overpayments pursuant to this Section 3.5.b.(4)(B) for all prior fiscal years), less the amount distributed to Telemundo and Harriscope pursuant to Section 3.5.b.(2) for the fiscal year.

               (5) Fifth, in respect of each fiscal year of the Partnership, to make (by the fifteenth (15th) day after the receipt by the Partnership of its audited financial statements for the fiscal year) to Telemundo and Harriscope a distribution of an amount up to the aggregate amount distributable (whether or not actually paid to Harriscope and Telemundo) to Telemundo and Harriscope pursuant to Sections 3.5.b.(2) and 3.5.b.(4) (for the current and all past fiscal years), less the aggregate amount actually distributed (for the current and all past fiscal years) to Telemundo and Harriscope pursuant to Section 3.5.b.(2),
                      Section 3.5.b.(4) and this Section 3.5.b.(5).

               (6) Sixth, in respect of each fiscal year of the Partnership, to pay, by the fifteenth (15th) day after the receipt by the Partnership of its audited financial statements for the fiscal year, Telemundo and Harriscope, an amount equal to the excess, if any, of (A) the aggregate additional Capital Contributions of Telemundo and Harriscope, respectively, pursuant to Section 3.3 and Section 3.5.a.(3)
                      hereof, over (B) the sum of all prior distributions to Telemundo and Harriscope pursuant to this Section 3.5.b.(6).

               (7) Seventh, the balance of Distributable Cash (the "Balance"), if any, in respect of each fiscal year of the Partnership, to be paid by the fifteenth (15th) day after the receipt by the Partnership of its audited financial statements for the fiscal year:

                      (A) to Essaness in an amount equal to the Balance multiplied by the Fractional Interest of Essaness, provided that the amount distributable to Essaness pursuant to this Section 3.5.b.(7) for the fiscal year shall not exceed 25.5 percent multiplied by Distributable Cash for the fiscal year, less the sum of (A) the amount of distributions for the fiscal year made with respect to Overpayments pursuant to Section 3.5.b.(4)(B) hereto, and
                      (B) any amounts distributed to Essaness pursuant to
                      Section 3.5.b.(1) and Section 3.5.b.(3) for the fiscal year, and

                      (B) to Telemundo and Harriscope any amounts of Distributable Cash remaining after the distribution to Essaness pursuant to Section 3.5.b.(7)(A). For purposes of clarification, the Parties agree that the amount distributable to Telemundo and Harriscope pursuant to this
                      Section 3.5.b.(7) for the fiscal year should not exceed the sum of (i) 74.5 percent multiplied by Distributable Cash for the fiscal year, (ii) the aggregate amount of Overpayments for all past fiscal years (reduced by the aggregate amount of distributions made with respect to Overpayments pursuant to Section 3.5.b.(4)(B) hereto for all prior fiscal years), and (iii) the aggregate amount distributable to Telemundo and Harriscope pursuant to Sections 3.5.b.(5) and Sections 3.5.b.(6) for the fiscal year, less the aggregate amount actually distributed to Telemundo and Harriscope for the fiscal year pursuant to Sections 3.5.b.(2), 3.5.b.(4), 3.5.b.(5), and 3.5.b.(6).

                      Notwithstanding anything to the contrary in this Section
               3.5.b., if Essaness' Partnership Interest is transferred to any person or entity pursuant to Section 6 other than to a Permitted Transferee pursuant to Section 6.2, for purposes of applying the provisions of this Section 3.5.b., the Partnership fiscal year shall be deemed to end immediately prior to such Transfer and the distributions contemplated in this Section 3.5.b. (including distributions pursuant to Section 3.5.b.(3), (4), (5), (6), and
               (7)) shall be made in respect of such fiscal year) to Essaness, Harriscope, and Telemundo, as applicable (such distributions to be made irregardless of whether there exists any audited financial statements in respect of such fiscal year). For purposes of applying Section 3.5.b., the fiscal year deemed to end immediately prior to such transfer shall be treated as a fiscal year for all purposes, including for purposes of calculating Distributable Cash and Actual Essaness Distribution; PROVIDED, HOWEVER, that all amounts and percentages used in calculating Minimum Essaness Distribution shall generally be pro rated to take into account the fact that the fiscal year in question may be a short fiscal year.

          c. DEFAULT INTEREST. If the Partnership fails to make any distribution to Essaness pursuant to Section 3.5.b.(1) or 3.5.b.(3) within five (5) business days of receipt of written notice of default from Essaness to the Partnership and Telemundo,
               (i) the amount of the unpaid distributions shall bear interest at an annual rate of 600 basis points above the prime rate of interest described in the Wall Street Journal on each date during the default period, compounded daily, but in no event more than the maximum amount of interest permitted by law and (ii) Telemundo and Harriscope shall indemnify Essaness and its shareholders for any interest, penalties, attorney's fees or other costs incurred as a consequence of the failure to meet current tax liability in respect of amounts payable to Essaness under Section 3.5.b.(1) or 3.5.b.(3) that the Partnership fails to distribute to Essaness. If Essaness brings an action for collection of any distributions, the prevailing party shall be entitled to reasonable costs associated with enforcement, including reasonable attorneys'
and paralegal fees and court costs, including on appeal.

     3.6 REDUCTION OF CAPITAL ACCOUNTS. Unless otherwise provided herein, distributions to a Partner shall reduce the amount of such Partner's Capital Account in accordance with Section 3.2, but no adjustment in the Fractional Interest of any Partner shall be made on account of any such distribution.

     3.7 WIRE TRANSFERS. The Partnership shall make all payments and distributions pursuant to Sections 3.5 and 4.1.b. by wire transfer of immediately available funds to an account specified in writing by the Partner entitled to such payment or distribution.


4.  MANAGEMENT; COMPENSATION; INDEMNIFICATION

     4.1  MANAGEMENT OF THE PARTNERSHIP.

     a. The overall management and control of the business and affairs of the Partnership shall be vested exclusively in Telemundo; provided, however, that the Major Decisions described in Section 4.3 shall require the approval of one Designated Representative of Essaness. All Major Decisions that are approved by Telemundo and a Designated Representative of Essaness shall be binding on the Partnership and each of the Partners.

     b. So long as Essaness, together with its Permitted Transferees, holds a Fractional Interest in the Partnership of at least 25.5%, Alan Silverman shall be paid $10,000 per month in consideration for his efforts as an independent consultant on behalf of the Partnership, provided that such payments shall cease upon the death of Alan Silverman. Alan Silverman shall only perform such services for the Partnership as directed by the Partnership, and shall not be an employee or agent of the Partnership. Alan Silverman shall have no power to bind the Partnership, unless specifically authorized in writing by Telemundo. Alan Silverman shall also be entitled to reimbursement for reasonable travel and out-of-pocket expenses incurred in connection with his services or duties to the Partnership, upon presentation to the Partnership of proper vouchers evidencing such expenses and detailing the purposes for which such expenses were incurred, all in accordance with such procedures as the Partnership shall specify. The Partnership may withhold from any such payments all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

     c. Neither Telemundo nor Harriscope shall be entitled to a management or other fee for services or duties to the Partnership, provided that Telemundo and Harriscope shall be entitled to reimbursement for out-of-pocket expenses incurred to third parties on behalf of the Partnership.

     4.2 DAY-TO-DAY MANAGEMENT. The day-to-day operations and business affairs of the Station shall be managed by Telemundo. Certain duties may be delegated by Telemundo to the general manager of the Station who shall be appointed according to Section 4.3. If, and only if, after the filing of a voluntary bankruptcy petition by TGI, Telemundo or Harriscope or the filing of an involuntary bankruptcy petition that remains undismissed for sixty (60) days or an assignment by TGI, Telemundo or Harriscope for the benefit of creditors, Telemundo fails to pay the Minimum Essaness Distribution when due in accordance with the provisions herein, subject to Telemundo's ability to cure such failure within five (5) days, then, notwithstanding any other provisions of this Agreement, Essaness shall have the right to manage the day-to-day operation of the Station and Essaness shall succeed to the rights of Telemundo with respect to management of the Partnership.

     4.3 MAJOR DECISIONS. The following actions may not be undertaken, unless and until the same has been approved by one Designated Representative of Essaness (such approval will be deemed given if Designated Representatives shall not have responded by the tenth (10) day after receipt of a written request for approval has been sent to each of them; provided, that if a Major Decision with respect to Section 4.3.c. is to be made, the Designated Representatives shall have thirty (30) days to respond):

     a. Employment of the person who shall serve as the general manager of the Station; provided, that the Designated Representatives of Essaness shall have the right collectively to disapprove only two candidates for each proposed hiring of a general manager of the Station and provided further that Telemundo shall have the right to set the terms and conditions of employment of the general manager and to discharge the incumbent general manager of the Station at any time on any terms in its sole discretion;

     b.   Entering into any new collective bargaining agreement;

     c.   Selling all or substantially all of the assets of the Partnership;

     d. Borrowing money, making loans or guarantees other than to the Partners or their Affiliates, or encumbering the assets of the Partnership other than in the ordinary course of business or as otherwise specifically permitted by the terms of this Agreement. In the event the Partnership desires to make any loans or guarantees to any Partner or an Affiliate of any Partner, such matter shall be submitted to the Affiliate Transaction Approval Board (which shall be formed promptly after the execution of this Agreement and shall consist of two (2) representatives appointed by each Partner), and shall require the approval of a majority of those members of the Affiliate Transaction Approval Board who have no direct or indirect interest or affiliation with the proposed recipient of the loan or the guarantee. Notwithstanding the foregoing, Telemundo may, in connection with its direct or indirect acquisition of the interests in the Joint Venture and all of the capital stock of Harriscope, secure, or the Partnership may secure any or all of the indebtedness for such acquisition with assets of the Partnership; provided that such financing is obtained within one year of the effective date of this Agreement, and provided that the principal amount of such indebtedness so secured from time to time is not greater than $22,500,000. The first lien shall provide (i) that Essaness shall be given notice of any default under the obligations secured by such first lien, and (ii) in the event of a default under the obligations secured by such first lien, Essaness shall have the option to buy-out the first lien-holder's interests for all amounts then due. At the time of such secured financing, Telemundo (or the Partnership) shall grant Essaness a second lien on such assets, subordinated to the rights of first lienholders. If Telemundo or the Partnership grants a security interest in the assets of the Station as permitted by this Section, then upon (a) a foreclosure of the security interest, or (b) the bankruptcy of Telemundo, Essaness shall have such rights and remedies as may be available under law to foreclose upon Telemundo's and Harriscope's interest in the Partnership;

     e. Filing by the Partnership of a petition under any applicable federal or state bankruptcy laws or the making an assignment for the benefit of the Partnership's creditors; or

     f. Any transaction or allocation of charge between the Partnership and TGI except for (i) charges which do not exceed $10,000 in the aggregate in any fiscal year, (ii) allocation of charges attributable to operating the Station (such as insurance costs, but not production costs) which shall be allocated to the Station in substantially the same manner as TGI allocates such charges to its owned and operated stations, (iii) transactions permitted or contemplated by the Affiliation Agreement and (iv) transactions and charges contemplated by this Agreement; provided that Essaness shall be required to promptly cause to be given its consent to any transaction or charge if the terms thereof are no less favorable to the Partnership than would be available in a comparable transaction in arms' length dealings with an unaffiliated third party ("FAIR MARKET VALUE"). If Essaness disagrees that a transaction or charge is at Fair Market Value, Essaness and Telemundo shall negotiate in good faith for a reasonable period of time not exceeding thirty (30) days to resolve their disagreement; if Essaness and Telemundo cannot resolve their disagreement, the determination of whether such transaction or charge is at Fair Market Value will be submitted to an independent third party mutually agreed to by Essaness and Telemundo, and the costs of such determination shall be paid for by the Partnership. If Essaness and Telemundo cannot agree on an independent third party, each of Essaness and Telemundo shall choose an independent third party, and the two independent third parties so chosen shall choose a third independent third party, to whom the disagreement will be submitted. The determination of Fair Market Value by the independent third party shall be final and binding on the parties;

     4.4 AFFILIATION AGREEMENT. The existing Network Affiliation and Representation Agreement between the Joint Venture and TGI (the "AFFILIATION AGREEMENT") with respect to the Station shall be extended for so long as Essaness' Fractional Interest in the Partnership is 25.5% or more;

[Certain information has been omitted herein pursuant to a request for confidential treatment pursuant to Rule 24b-2.]

Notwithstanding the foregoing, if Telemundo's and Harriscope's interests in the Partnership are sold as permitted by Sections 6 or 7, TGI shall have the option to (i) continue the Affiliation Agreement in accordance with its terms for a period of one (1) year from the date of transfer, or (ii) terminate the Affiliation Agreement immediately upon the effective date of the transfer.

     4.5 REIMBURSEMENT OF PARTNERS. Except as provided in Section 4.1, or permitted or approved pursuant to Section 4.3(f), no payment will be made by the Partnership to any Partner or its Affiliates for the services provided by such Partner or its Affiliates.

     4.6 TIME DEVOTED TO PARTNERSHIP. The Partners shall each devote such time to the Partnership as is reasonably necessary to carry out the provisions of this Agreement.

     4.7 OTHER BUSINESS ACTIVITIES; DISCLOSURE, WAIVER. Each of the Partners understands that the other Partner or its Affiliates may be interested, directly or indirectly, in various other businesses not included in the Partnership. The Partners hereby agree that the continuation of the Partnership and the assumption by each of the Partners of their duties hereunder shall be without prejudice to their rights (or the rights of their Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom; and each Partner waives any rights it might otherwise have to share or participate in such other interests or activities of the other Partner or its Affiliates. The Partners agree that their interests in other businesses and activities and their rights to receive profits or compensation therefrom will not be a breach of this Agreement or a violation of any fiduciary or other obligations any Partner may owe to its other Partners or the Partnership. The Partners and/or their Affiliates may engage in or possess any interest in any other business of any nature or description independently or with others, including, but not limited to, the ownership, financing, operation or management of other television stations, and neither the Partnership nor the other Partner shall have any right by virtue of this Agreement in and to such other businesses or the income or profits derived therefrom. Each Partner shall give notice to the other Partner of its interest, or the interest of any of its Affiliates, in any other business or undertaking which proposes to enter into any business transactions with the Partnership and no such business transactions shall be entered into without the express written consent of the other Partners except as set forth in Sections 4.1, 4.3 and 4.4.

     4.8 SCOPE OF AUTHORITY. Essaness shall not, without the written consent of the other Partners, take any action on behalf of or in the name of the Partnership, or enter into any commitment or obligation binding upon the Partnership.

     4.9  INDEMNITY; CONTRIBUTION.

     a. The Partnership shall indemnify, defend and hold the Partners and Affiliates of each of them, harmless from any and all claims, causes of action, losses, damages, liabilities, costs or expenses (including, without limitation, reasonable attorneys' fees) incurred by any or all of them at any time by reason of or arising out of any act performed by any or all of them on behalf of the Partnership, or in furtherance of its interests, and reasonably believed by the indemnified Partner or Affiliate to be within the scope of authority specifically conferred on such Partner by this Agreement, if any, and not contrary to its terms. Except as otherwise specified herein, the satisfaction of any indemnification hereunder shall be from and limited to Partnership assets and no Partner shall have any personal liability on account thereof. A Partner indemnified hereunder shall notify the Partnership and the other Partners promptly of any claim, demand, action or right of action made against it which is subject to indemnification hereunder and provide the Partnership reasonable opportunity to participate in the defense thereof in conformity with the indemnity herein contained.

     b. Each Partner shall indemnify, defend and hold the other Partner and its Affiliates and the Partnership harmless from any and all claims, causes of action, losses, damages, liabilities, costs or expenses (including, but not limited to, reasonable attorneys' fees), incurred by the other Partner, its Affiliates or the Partnership at any time by reason of or arising out of any act of the indemnifying Partner (whether taken by such Partner or on its behalf by its Affiliates), which such Partner could not reasonably have believed to be within the scope of the authority specifically conferred on such indemnifying Partner by this Agreement, if any, or arising directly or indirectly out of any breach of this Agreement by, or the gross negligence, willful misconduct or fraud of, the indemnifying Partner. The preceding sentence notwithstanding, no Partner shall be obligated to indemnify the other Partners or the Partnership for any claims, causes of action, losses, damages, liabilities, costs or expenses incurred by the other Partners or the Partnership as a result of acts or omissions of the other Partners which constitute gross negligence, willful misconduct, or fraud.

     c. The rights and obligations of the Partners and the Affiliates under this Section 4.9 shall survive the termination of the Partnership. The indemnities in favor of a Partner or an Affiliate contained in this
          Section 4.9 shall extend to and benefit each representative of a Partner or an Affiliate. An indemnified party may not settle any action, proceeding or claim without the written consent of the indemnifying party.

     4.10 MEETINGS. The Partners may meet to discuss Partnership matters as and when agreed to by all of them; provided, that at the request of any Partner, a representative of Telemundo and a representative of Essaness shall meet quarterly (it is agreed by the Partners that there is no obligation to meet more than once a quarter). Meetings shall be held in Miami, Chicago or Los Angeles. Telemundo shall have the right to designate the place of the two meetings that the president or other senior officer attends, and Essaness shall have the right to designate the two other quarterly meetings. The president of TGI shall be the Telemundo representative at a minimum (as determined by Telemundo) of two meetings per fiscal year (if such meetings are held) or, if there is no Person holding the title of President, then the most senior officer of TGI knowledgeable with the Partnership business shall attend such two meetings.


5.  ACCOUNTING AND TAXES

     5.1  BOOKS AND RECORDS.

     a. At all times during the term hereof, the Partnership shall cause accurate books and records of account to be maintained in which shall be entered all matters relating to the Partnership, including all income, expenditures, assets and liabilities thereof.

     b. Such books and records of account shall be maintained (on a consistent basis starting as of the date hereof) in accordance with customary accounting practices maintained for businesses similar to that of the Partnership.

     5.2 LOCATION AND RIGHTS OF INSPECTION. The Partnership's books and records of account shall be kept and maintained at such place as Telemundo shall designate; PROVIDED, that copies of such books and records shall be kept at the Station. Each Partner and its authorized representatives shall have (i) full and complete access to all information and personnel of the Station which shall be provided to the requesting Partner on a timely basis and (ii) the right to inspect, examine and copy the books, records, files and other documents and information of the Partnership.

     5.3 FISCAL YEAR. The fiscal year of the Partnership shall end on December 31 of each year.

     5.4 FINANCIAL STATEMENTS. Each Partner shall receive (a) within 45 days of the end of each month, monthly operating statements, and (b) within 60 days of the end of each calendar quarter, quarterly operating statements, including unaudited statements of operations, Partners' equity and cash flow for such month and for the period from the beginning of such fiscal year to the end of such month and an unaudited balance sheet of the Partnership, as of the close of such month as prepared by management of the Partnership in the regular course of business consistent with Telemundo's form for such statements. Each Partner shall have full and complete access to all information and personnel of the Station which shall be provided on a timely basis. Within 60 days after the end of each of the first three quarters of each Fiscal Year,

Telemundo shall cause the Partnership to send to each Partner unaudited statements of operations, Partners' equity and cash flows for such fiscal quarter and for the period from the beginning of such Fiscal year to the end of such fiscal quarter (including allocations to each Partner of its respective portion of the Partnership's taxable income for such fiscal quarter as would be reflected on the annual income tax returns of the Partnership and the financial statements set forth in this Section), and an unaudited balance sheet (including a breakdown of each Partner's Capital Account) as of the close of such fiscal quarter. In addition, without limitation to the foregoing, Essaness shall be entitled to receive all of the types of reports in respect of the Partnership that Essaness had been receiving as of November 1, 1995, in such format as regularly prepared by Telemundo for its owned and operated stations. As soon as practicable after the end of each Fiscal Year ending on or after the date hereof, but not later than April 1 in the following Fiscal Year, Telemundo shall cause the Partnership to provide to each Partner audited statements of operations, Partner's equity and cash flows, for such ended Fiscal Year, and an audited balance sheet (including a breakdown of each Partner's Capital Account) as of the close of such ended Fiscal Year, including appropriate notes to such financial statements, audited by the Accountants, all of which shall be prepared in accordance with GAAP. Subject to applicable securities and other laws, the Parties agree to keep all information regarding the Partnership and the Station confidential, and without limiting the foregoing, Essaness agrees to keep confidential any non-public information regarding TGI that Essaness may become aware through its association with TGI under the Partnership. The obligations in the preceding sentence shall survive the termination of this Partnership Agreement. Notwithstanding the foregoing, a party may disclose information relating to the Partnership or the Station for legitimate reasons related to its business, including disclosure to Lending institutions.

     5.5 ACCOUNTANTS. The Partnership shall engage as independent auditors for the Partnership a firm of independent certified public accountants approved by Telemundo.

     5.6 BANK ACCOUNTS. Funds of the Partnership shall be deposited in an account or accounts in the Partnership's name in a bank or banks approved by Telemundo.

     5.7 TAX AND ACCOUNTING DECISIONS. All tax and accounting decisions for the Partnership (other than those specifically provided for in this Agreement) shall be determined by Telemundo; provided, however, if the Partners, based on advice of their respective tax counsel or accountants, differ as to the treatment or reporting of material items on the Partnership's income tax return, the Partnership shall retain a third firm of tax counsel or accountants selected jointly by the Partners to render its opinion regarding such items provided that the final determination of the treatment of such items shall be made by Telemundo; provided further, one Designated Representative of Essaness shall have the right to approve the election or adoption of a method of reporting or treatment of an item (other than those specifically provided for in this Agreement and other than as required by GAAP) that results in a tax benefit to Telemundo without a corresponding tax benefit to Essaness, unless Telemundo reimburses Essaness for any resulting increase in tax liability to Essaness (taking into account the effect of delayed tax liability) than would result from a different position proposed by Essaness. Telemundo shall, if such election is not already in effect, cause the Partnership to make an election under Section 754 of the Code (or any similar provision of any successor statute), on the first federal tax return of the Partnership (which return shall be filed on a timely basis) after Telemundo's admission as a Partner. Telemundo shall also make an election under
Section 754 of the Code (or any similar provision of any successor statute) on any subsequent tax return of the Partnership in the event any prior Section 754 election becomes ineffective (as a consequence of a termination of the Partnership pursuant to Section 708 of the Code or otherwise). In the future, upon the request of any Partner, Telemundo shall, if such election is not already in effect, cause the partnership to make an election under Section 754 to permit an adjustment of the income tax basis of such Partner's interest in the Partnership's assets.

     5.8 PREPARATION OF TAX RETURNS. Telemundo shall cause all required Federal, state and local income tax returns of the Partnership to be prepared on behalf of the Partnership.

     5.9  ALLOCATION OF PROFITS AND LOSSES.

     a. Except as otherwise provided in Section 5.9.b. and 5.9.c. below, the Profits and Losses of the Partnership shall be allocated as follows:

          (i) In a fiscal year in which Profits exceed Distributable Cash, Profits shall (1) first be allocated to the extent of and in proportion to the distributions of or rights to Distributable Cash created under Section 3.5.b. for such fiscal year (excluding any amounts treated as guaranteed payments pursuant to Section 3.5.a.(3) or as a return of additional Capital Contributions pursuant to Section 3.5.b.(6)) and (2) then be allocated to the Partners in proportion to the Partners' Fractional Interests;

          (ii) In a fiscal year in which Distributable Cash exceeds Profits, Profits shall be allocated in proportion to the distributions of or rights to Distributable Cash created under Section 3.5.b. for such fiscal year (excluding any amounts treated as guaranteed payments pursuant to Section 3.5.a.(3) or as a return of additional Capital Contributions pursuant to Section 3.5.b.(6));

          (iii) In a Fiscal Year in which there are Losses, the Losses shall be allocated to the Partners in proportion to the Partners' Fractional Interests.

     b. Notwithstanding any other provisions of this Agreement, items of Partnership income and gain, and Partnership profits (or items thereof) shall be allocated to each Partner so as to satisfy the "qualified income offset" and "minimum gain chargeback" requirements contained in U.S. Treasury Regulations.

     c. Solely for federal, state, and local income tax purposes and not for book or Capital Account purposes, except to the extent required by Regulations, depreciation, amortization, gain, or loss with respect to property that is properly reflected on the Partnership's books at a value that differs from its adjusted basis for federal income tax purposes shall be allocated in accordance with the principles and requirements of Code Section 704(c) and the Regulations promulgated thereunder, and in accordance with the requirements of the relevant provisions of the Regulations issued under Code Section 704(b). For Capital Account purposes, depreciation, amortization, gain, or loss with respect to property that is properly reflected on the Partnership's books at a value that differs from its adjusted basis for tax purposes shall be determined in accordance with the rules of Regulation Section 1.704-1(b)(2)(iv)(g). The Parties agree that the rules described above should apply so as to specially allocate to Telemundo any additional depreciation, amortization and loss attributable to a step-up in basis in Joint Venture assets arising as a consequence of Telemundo's acquisition of its interest in the Joint Venture.

     5.10 ALLOCATIONS FOR PRE-CLOSING PERIOD. Profit and Loss for the Partnership fiscal year that includes the date hereof shall be allocated among the partners of the Joint Venture as if the date hereof were the last day of the Joint Venture's fiscal year. Accordingly, Profit and Loss of the Joint Venture for periods up to and including the date hereof shall be allocated among the persons who were partners in the Joint

Venture prior to the date hereof and Profit and Loss of the Partnership for periods after the date hereof shall be allocated among the Partners pursuant to
Section 5.9.

     5.11 DEFINITIONS RELATED TO TAX MATTERS. For purposes of this Agreement, the following terms are defined as set forth below:

     a. "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

          (1) Such Capital Account is increased by any amounts which such Partner is obligated to restore (pursuant to the terms of such Partner's promissory note or otherwise) or is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations Section 1.704-1(b)(4)(iv)(f) or would be deemed obligated to restore if partner loan nonrecourse deductions were treated as nonrecourse deductions; and

          (2) Such Capital Account is decreased by the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
               1.704-1(b)(2)(ii)(d)(6) of the Regulations.

          The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

     b. "REGULATIONS" shall mean the Treasury Regulations promulgated under the Code, as such Treasury Regulations shall be in effect from time to time.

     5.12 TAX MATTERS PARTNER. Telemundo shall act as the Tax Matters Partner, as defined in Code Sections 6221 ET SEQ. of the Partnership for all purposes set forth in the Tax Equity and Fiscal Responsibility Act of 1982 for which a tax matter is designated. Prompt notice shall be given to each Partner upon receipt of advice that the Internal Revenue Service intends to examine Partnership income tax returns for any year.


6.  SALE, TRANSFER OR MORTGAGE

     6.1 GENERAL. Except as expressly permitted herein, no Partner shall (directly or indirectly) sell, assign, transfer, mortgage, charge or otherwise encumber, or suffer any third party to sell, assign, transfer, mortgage, charge or otherwise encumber, or contract to or permit any of the foregoing, whether voluntarily or by operation of law (herein sometimes collectively called a "TRANSFER"), any part or all of its Partnership Interest (including, without limitation, any economic rights held by a Partner by virtue of being a Partner) without the written approval of the other Partners, which approval may be withheld in the sole discretion of the other Partners, and any attempt to transfer shall be void, excluding only such transfers as permitted in Section 6.2, provided that each of Telemundo and Harriscope may mortgage, charge or encumber their Partnership Interests in a bona fide financing or similar transaction entered into by TGI. Notwithstanding anything else contained herein to the contrary, the definition of Transfer does not include any Transfer of the capital stock of, or change of control in, the ownership of TGI. The giving of such consent in any one or more instances shall not limit or waive the need for such consent in any other or subsequent instances.

     6.2 PERMITTED TRANSFERS. Subject to the conditions and restrictions set forth in Section 6.3, a Partner may at any time Transfer all but not less than all of such Partners' Interests to (a) any other Partner, (b) any member of the transferor's Family, (c) the transferor's executor, administrator, trustee, or personal representative to whom such Interests are transferred at death or involuntarily by operation of law, or (d) TGI (any such Transfer described in clauses (a) through (d) being a "PERMITTED TRANSFER" and the transferee being a "PERMITTED TRANSFEREE"). For purposes hereof, an Partner's "FAMILY" shall include only such Partner's spouse, blood-related siblings, natural or adoptive lineal ancestors or descendants, and trusts for his or their exclusive benefit. Permitted Transferees of Essaness may only Transfer Partnership Interests to Persons who would be Permitted Transferees if Essaness were making the Transfer. Essaness may transfer all of its Interests to another Person all of whose economic and beneficial interests are owned by the current owners of Essaness (or their Permitted Transferees).

     6.3 CONDITIONS TO PERMITTED TRANSFERS. All Transfers are subject to the following conditions:

     a. If pursuant to the provisions of this Section 6, any Partner (a "TRANSFEROR") shall Transfer its Partnership Interest or any portion thereof to any Person (a "TRANSFEREE"), no such Transfer shall be made or shall be effective to make such Transferee a Partner or entitle such Transferee to any benefits or rights hereunder until the proposed Transferee agrees in writing to (i) assume and be bound by all of the terms and provisions of this Agreement and all of the obligations of the Transferor, and (ii) be subject to all the restrictions to which the Transferor is subject under the terms of this

          Agreement and any further agreements with respect to the Partnership property or as contemplated by this Agreement to which the Transferor is then subject or is then required to be a party.

     b. The Transferor and Transferee shall furnish the Partnership with the Transferee's taxpayer identification number, sufficient information to determine the Transferee's initial tax basis in the Interests transferred, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interests until it has received such information.

     c. Except in accordance with a Transfer in accordance with Section 7, neither any direct or indirect interest in Essaness nor Essaness' Partnership Interest shall be Transferred (directly or indirectly) to any Person who is a Competitor of TGI.

     6.4 ADVANCE NOTICE OF PERMITTED TRANSFER. Notwithstanding any provision hereof permitting the Transfer of all or any portion of a Partner's interest in the Partnership, no such Transfer shall be made unless the Partner proposing to make such Transfer gives notice thereof to each other Partner at least ten (10) Business Days prior to the effective date of such proposed Transfer. For purposes hereof, a notice shall be in writing, shall state the identity of the proposed Transferee, shall describe with particularity the nature of the proposed Transfer and the terms thereof, and shall identify the provision of this Agreement under which such Partner believes that the proposed Transfer is permitted.

     6.5 RIGHT OF FIRST REFUSAL. In addition to the other limitations and restrictions set forth in this Section, except for Permitted Transfers pursuant to Section 6.2 and as permitted by Section 7 hereof, no Transferor shall Transfer such Partner's Partnership Interest (including all interests transferred to Permitted Transferees) (the "OFFERED INTEREST") unless the Transferor first offers to sell the Offered Interest pursuant to the terms of this Section 6.5. Except for Permitted Transfers, Partners may only Transfer all of their Partnership Interest.

     a. No Transfer may be made under this Section unless the Transferor has received a bona fide written offer (the "PURCHASE OFFER") from a person (the "PURCHASER") to purchase the Offered Interest for a purchase price (the "OFFER PRICE") denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the day following the end of the Offer Period, as hereinafter defined.

     b. Prior to making any Transfer that is subject to the terms of this Section, the Transferor shall give to the Partnership and each Partner, written notice (the "OFFER NOTICE") which shall include the following: (1) the identity of the Purchaser; (2) a copy of the Purchase Offer; (3) a statement signed by the Purchaser to the effect that, upon purchase of the Offered Interest, the Purchaser agrees to become a Partner, to be bound by all of the terms and conditions of this Agreement as a Partner with respect to the Offered Interest, and to execute such documents and instruments as the remaining Partners deem necessary or appropriate to confirm such agreements; and (4) an offer (the "FIRM OFFER") to sell the Offered Interest to the other Partners (the "OFFEREES") for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer.

     c. The Firm Offer shall be irrevocable for a period (the "OFFER PERIOD") ending at 11:59 P.M., local time at the Partnership's principal place of business, on the sixtieth (60th) day following the day of the Offer Notice.

     d. At any time during the Offer Period, any Offeree may accept the Firm Offer as to all or any portion of the Offered Interest by giving written notice of such acceptance to the Transferor and each other Offeree (an "ACCEPTANCE") which notice shall indicate the maximum portion of the Offered Interest that such Offeree is willing to purchase. If Offerees ("ACCEPTING OFFEREES"), in the aggregate, accept the Firm Offer with respect to all, or more than all, of the Offered Interest during the Offer Period, the Firm Offer shall be deemed to be accepted. If the Accepting Offerees accept the Firm Offer with respect to more than all of the Offered Interest, each Accepting Offeree shall be deemed to have accepted the Firm Offer with respect to that portion of the Offered Interest that corresponds to the ratio of the Offered Interests that such Accepting Offeree indicated a willingness to purchase to the aggregate Offered Interests that all Accepting Offerees indicated a willingness to purchase. If Offerees do not accept the Firm Offer as to all, or more than all, of the Offered

          Interests during the Offer Period, the Firm Offer shall be deemed to be rejected in its entirety.

     e. If the Firm Offer is accepted, the closing of the sale of the Offered Interest shall take place within ten (10) Business Days from the effective date on which an FCC Order of the Federal Communications Commission ("FCC") approving the transfer of the Offered Interests to the Accepting Offerees becomes a Final Order (the "CLOSING DATE").
          For purposes of this Agreement, (a) an "FCC ORDER" means an order of the FCC, or of the Mass Media Bureau acting under delegated authority, approving the transfer of the Offered Interests to the Accepting Offerees in accordance with this Agreement, without conditions that in the Accepting Offerees' judgment (i) are materially adverse to the Accepting Offerees, (ii) in any way materially diminish the Accepting Offerees operating rights with respect to the Station, or (iii) materially diminish the value of the Station to the Accepting Offerees, except any such condition expressly accepted by the Accepting Offerees in writing, and (b) a "FINAL ORDER" means an FCC Order that is no longer subject to judicial, administrative or any other review; provided that, at the Accepting Offerees sole option, the Closing may take place following the issuance of an FCC Order approving the transfer of the Offered Interests to the Accepting Offerees but before a Final Order. The Accepting Offerees acceptance of a Transferors' Firm Offer shall only be effective if in the aggregate the Accepting Offerees pay the Transferor five (5) percent of the Offer Price (the "Deposit") within the Offer Period. The Deposit shall be retained by such Party if for any reason the closing fails to occur other than due to circumstances outside the control of the Accepting Offerees. If the closing of the purchase by the Accepting Offerees of the Transferor's interest does occur, the Deposit shall be applied in parties payment of the Offer Price. The Transferor and all Accepting Offerees shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of the Firm Offer and this Section.

     f. If the Firm Offer is not accepted in the manner hereinabove provided, the Transferor may sell the Offered Interest to the Purchaser at any time after the last day of the Offer Period, provided that such sale
          (i) shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with the other terms, conditions, and restrictions of this Agreement that are applicable to sales of Interests and are not expressly made inapplicable to sales occurring under this Section, and (ii) must be completed within one hundred twenty (120) days after the last day of the Offer Period. In the event that the Offered Interest is not sold in accordance with the terms of the preceding sentence, the Offered Interest shall again become subject to all of the conditions and restrictions of this Section.

     6.6 WITHDRAWAL. Any provision of the laws of the State notwithstanding, each Partner hereby covenants and agrees that all the Partners will continue as Partners and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, no Partner shall withdraw or retire from the Partnership, be entitled to demand or receive a return of such Partner's contributions or profits (or a bond or other security for the return of such contributions or profits), or exercise any power under the Act to dissolve the Partnership other than pursuant to the terms of this Agreement.

     6.7 TRANSFERS IN VIOLATION OF THE AGREEMENT. Any Transfer or purported Transfer of any Partnership Interest or the interests in Essaness (directly or indirectly other than to Permitted Transferees) shall be null and void for all purposes if made in violation of this Agreement. Subject to the proviso contained in the first sentence of Section 6.1 with respect to bona fide financing and subject to the second sentence of Section 6.1, Transfers of the interests in Telemundo and Harriscope shall be null and void for all purposes if made in violation of this Agreement.

     6.8 REMEDIES. If any Partner shall at any time Transfer or attempt to Transfer its Partnership Interest in violation of the provisions of this Agreement and any rights hereby granted then the other Partner shall, in addition to the rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such Transfer, and the offering Partner shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that the non-transferring Partners will suffer irreparable injury for which there is no adequate remedy at law for a breach or threatened breach or violation of the provisions concerning Transfers set forth in this Agreement.

     6.9 TERMINATION OF CERTAIN RIGHTS. If Essaness' Partnership Interest is transferred to any person or entity pursuant to this Section 6 other than to a Permitted Transferee pursuant to Section 6.2., the provisions of Sections 3.5, 4.1.b., 4.3.a., 4.3.b., 4.4., the second to last sentence of Section 5.4, and the last proviso of the first sentence of Section 5.7 shall terminate effective upon such Transfer, except that the right of Telemundo and Harriscope to receive distributions of prior capital contributions pursuant to Section 3.5.b.(6) shall survive the Transfer such that Telemundo will receive such distributions as a priority distribution over payments to any transferee of Essaness' Partnership Interest.


7.  BUY-SELL PROVISIONS

     7.1  TELEMUNDO BUY-SELL.

     a.   OFFER NOTICE.  Beginning at any time on or after the date fifty four
          (54) months after the effective date of this Agreement, Telemundo or its nominee shall have the right to notify Essaness or its Permitted Transferees in writing (the "OFFER NOTICE") that Telemundo desires to purchase all, but not less than all, of the Partnership Interest owned by Essaness and its Permitted Transferees (the "ESSANESS INTERESTS") for cash at such price and on such other terms as Telemundo may set forth in such Offer Notice. Upon Telemundo issuing an Offer Notice, the parties shall engage in good faith negotiations for a reasonable period of time for a purchase of the Essaness Interests by Telemundo in accordance with the terms of the offer notice.

     b. TELEMUNDO BUY-SELL RIGHT. If the parties in good faith cannot reach agreement on a negotiated sale of the Essaness Interests within such reasonable period, Telemundo shall have the right, exercisable on or after the date that is fifty-eight (58) months after the effective date of this Agreement, to make a formal written offer (the "FORMAL OFFER") to purchase all but not less than all of the Essaness Interests, which Formal Offer shall set forth the price (including the total valuation of the Partnership upon which the purchase price is based) and the other material terms of the proposed purchase.

     c. ESSANESS OPTION. Upon receipt of a Formal Offer from Telemundo, Essaness shall have until the later of (a) sixty (60) days from the date of receipt of the Formal Offer and (b) one hundred eighty days
          (180) from the date of receipt of the Offer Notice to either (i) accept Telemundo's Formal Offer in accordance with its terms, or (ii) present in writing a bona fide counteroffer from a Third Party (in which Essaness may have a minority interest and which may be a Competitor) (the "COUNTEROFFER") to purchase all but not less than all of the Partnership Interest owned by Telemundo and Harriscope and their Permitted Transferees (the "TELEMUNDO INTERESTS"). The terms of the

          Counteroffer must be no less favorable to the seller than the Formal Offer and must include a purchase price based on a total valuation of the Partnership that is greater than the valuation contained in the Formal Offer.

     d. TELEMUNDO OPTION. If Essaness presents a timely Counteroffer, Telemundo will have ten (10) calendar days to respond to the Counteroffer in writing by either (a) accepting the Counteroffer in accordance with its terms, or (b) notifying Essaness in writing that Telemundo will purchase the Essaness Interests at a price based on the total valuation of the Partnership set forth in the Counteroffer, and on economic terms no less favorable to Essaness than the terms contained in the Counteroffer, in which case Essaness shall sell the Essaness Interest to Telemundo at such price and on such terms. Telemundo will be deemed to have accepted the Counteroffer if it does not respond to the Counteroffer within the ten (10) calendar days set forth above.

     7.2  ESSANESS BUY-SELL.

     a.   OFFER NOTICE.  Beginning at any time on or after the date seventy two
          (72) months after the effective date of this Agreement, Essaness or its nominee shall have the right to send an Offer Notice to Telemundo or its Permitted Transferees that Essaness desires to purchase all, but not less than all, of the Partnership Interest owned by Telemundo and Harriscope or their Permitted Transferees (the "TELEMUNDO INTERESTS") for cash at such price and on such other terms as Essaness may set forth in such Offer Notice. Upon Essaness issuing an Offer Notice, the parties shall engage in good faith negotiations for a reasonable period of time (not to be less than 30 days) for a purchase of the Telemundo Interests by Essaness in accordance with the terms of the offer notice.

     b. ESSANESS BUY-SELL RIGHT. If the parties in good faith cannot reach agreement on a negotiated sale of the Telemundo Interests within such reasonable period, Essaness shall have the right, exercisable on or after the date that is seventy-six (76) months after the effective date of this Agreement, to make a Formal Offer to purchase all but not less than all of the Telemundo Interests, which Formal Offer shall set forth the price (including the total valuation of the Partnership upon which the purchase price is based) and the other material terms of the proposed purchase.

     c. TELEMUNDO OPTION. Upon receipt of a Formal Offer from Essaness, Telemundo shall have until the later of (a) sixty (60) days from the date of receipt of the Formal Offer and (b) one hundred eighty days
          (180) from the date of receipt of the Offer Notice to either (i) accept Essaness' Formal Offer in accordance with its terms, or (ii) present in writing a bona fide counteroffer to purchase all but not less than all of the Essaness Interests. The terms of the Counteroffer must be no less favorable to the seller than the Formal Offer and must include a purchase price based on a total valuation of the Partnership that is greater than the valuation contained in the Formal Offer. If Telemundo presents a counteroffer, Essaness shall sell all of the Essaness Interests to Telemundo or its designee pursuant to the terms of 7.3.

     7.3 CLOSING. The closing of the purchase and sale of Interests pursuant to this Section 7 shall take place within ten (10) Business Days after an FCC Order approving the transfer of the Essaness Interests or the Telemundo Interests, as appropriate, becomes a Final Order.


8.  DISSOLUTION AND LIQUIDATION

     8.1 CAUSES OF DISSOLUTION. The Partnership shall be dissolved only upon the happening of any of the following events:

     a.   The Partners mutually agree to terminate the Partnership; or

     b.   The bankruptcy of Telemundo.

     c. The Partnership ceases to maintain an interest (which term shall include but not be limited to a security interest) in the Station and the proceeds derived therefrom; or

     d. The Partnership by its terms, as set forth in this Agreement, is terminated.

     8.2  PROCEDURE IN DISSOLUTION AND LIQUIDATION.

     a. Upon dissolution of the Partnership pursuant to Section 8.1, the Partnership shall immediately commence to wind up its affairs, and the Partners shall proceed with reasonable promptness to liquidate the business of the Partnership.

     b. During the period of the winding up of the affairs of the Partnership, the rights and obligations of the Partners set forth herein with respect to the management of the Partnership shall continue.

     c. The assets of the Partnership shall be applied or distributed in liquidation in the following order or priority; provided, however, that, except for the indemnities set forth in Section 4.10, no Partner shall be liable to the other for any negative balance in its Capital
          Account:

          (1) In payment of other debts and obligations of the Partnership owed to Third Parties;

          (2) In payment of debts and obligations of the Partnership to any Partner;

          (3) To Telemundo and Harriscope until the aggregate distributions to Telemundo and Harriscope pursuant to this Section 8.2 and Section 3.5.b.(6) hereof are equal to the aggregate additional Capital Contributions of Telemundo and Harriscope pursuant to Section 3.3 hereto.

          (4) To the Partners in proportion to their Positive Capital Accounts as of the date of such distribution, after giving effect to all contributions, distributions and allocations for all periods; and

          (5)  To the Partners in accordance with Section 3.1.a.

     d. Every reasonable effort shall be made to dispose of the assets of the Partnership so that the distribution may be made to the Partners in cash. Any distribution of property in kind shall be considered cash in an amount equal to its fair market value, net of liabilities encumbering the same, at the time of its distribution.

     e. If Telemundo or Harriscope makes Capital Contributions to the Partnership pursuant to Section 3.3 hereto for purposes OTHER THAN to fund capital expenditures related to the operation of the Station (capital expenditures include, but are not limited to equipment replacement), Partnership operations, or meeting the Minimum Distribution requirements (herein "Excess Capital Contributions"), then, UNLESS ESSANESS APPROVES in writing of such Excess Capital Contributions, such amounts will not be considered Capital Contributions for purposes of this Agreement; provided, such unapproved Excess Capital Contributions will be considered Capital Contributions for purposes of these liquidation provisions only. The Parties hereby confirm that any additional Capital Contributions not approved by Essaness will not be included in the Capital Accounts of the Partners in the event of a sale between Essaness (or any Affiliate of Essaness) and TGI of their interests in the Partnership (i.e., for example, the amount of such unapproved additional Capital Contributions may not be deducted by Telemundo from any purchase price it would otherwise pay to Essaness in the event of a buy-out).

     8.3 DISPOSITION OF DOCUMENTS AND RECORDS. All documents and records of the Partnership, including, without limitation, all financial records, vouchers, canceled checks and bank statements, shall be delivered to Telemundo upon termination of the Partnership. Telemundo shall retain such documents and records for a period of not less than seven (7) years and shall make such documents and records available during normal business hours to the other Partner for inspection and copying at the other Partner's cost and expense.


9.  GENERAL PROVISIONS

     9.1 ENTIRE AGREEMENT. This Agreement supersedes all oral and prior written agreements, representations, warranties, statements, promises and understandings with respect to the subject matter hereof, and none of the parties hereto shall be bound by nor charged with any oral or prior written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or the exhibits hereto. This Agreement may not be amended, altered or modified except by a writing signed by all the Partners.

     9.2  NOTICES.

     a. All notices under this Agreement shall be in writing and shall be sent by facsimile, hand delivered by recognized courier service or mailed by certified registered U.S. first class mail, postage prepaid, return receipt requested, to the Partners at the addresses herein set forth or changed pursuant to Section 9.2.c and to the Partnership at its principal place of business.

          The addresses for notices are as follows:

     To the Partnership:

          Video 44
          an Illinois General Partnership
          430 West Grant Place
          Chicago, Illinois  60614
          Attn:  General Manager
          Facsimile No.: (312) 929-8153

     With a copy to:

          Alan Silverman
          38045 Via Fortuna
          Palm Springs, CA  92264
          Facsimile No.: (619) 320-5901

          Telemundo Group, Inc.
          2290 West 8th Avenue
          Hialeah, Florida 33010
          Attn: Chief Financial Officer
          Facsimile No.: (305) 889-7997

          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          399 Park Avenue
          New York, New York  10022
          Attn:  Patrick J. Dooley, Esq.
          Facsimile No.: (212) 872-1002

     To Essaness:

          Essaness Theatres Corporation
          c/o Alan Silverman
          38045 Via Fortuna
          Palm Springs, CA  92264
          Facsimile No.: (619) 320-5901

     With a copy to:

          Jeffrey A. Schumacher
          Sachnoff & Weaver, Ltd.
          30 S. Wacker
          29th Floor
          Chicago, IL 60606
          Facsimile No.: (312) 207-6400

          Susan Silverman
          22842 South Harlem
          Frankfort, Illinois 60426
          Facsimile No.: (708) 720 - 9456

     To Telemundo or Harriscope:

          Telemundo Group, Inc.
          2290 West 8th Avenue
          Hialeah, Florida 33010
          Attn:  Chief Financial Officer
          Facsimile No.: (305) 889-7997

     With a copy to:

          Telemundo Group, Inc.
          2290 West 8th Avenue
          Hialeah, Florida 33010
          Attn: Legal Department
          Facsimile No.: (305) 889-7997

          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          399 Park Avenue
          New York, New York  10022
          Attn:  Patrick J. Dooley, Esq.
          Facsimile No.: (212) 872-1002

     To Alan Silverman:

          Alan Silverman
          38045 Via Fortuna
          Palm Springs, CA  92264
          Facsimile No.: (619) 320-5901

     To Jack Silverman:

          612 West Francis
          Aspen, Colorado  81611
          Facsimile No.: (303) 925-3522

     b. All notices, demands, and requests shall be deemed received and effective upon delivery in the case of facsimile or hand delivery and three (3) Business Days after mailing in the case of delivery by mail. However, rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as provided in Section 9.2.c. shall be deemed to be effective upon receipt of the notice, demand or request.

     c. By giving to the other parties at least ten (10) days written notice thereof, the parties hereto and their respective permitted successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses for notices, and each shall have the right to specify as its or his address for notices any other address within the United States of America.

     9.3 ATTORNEYS' FEES. Should any litigation or other adversarial proceeding be commenced between the parties hereto or their representatives, or should any party institute any proceeding in a bankruptcy or similar court which has jurisdiction over any other party hereto or any or all of his or its property or assets concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the party or parties prevailing in such litigation or proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its or their attorneys' and paralegal fees and court costs in such litigation or proceeding which shall be determined by the court in such litigation or proceeding or in a separate action brought for that purpose.

     9.4 VALIDITY. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

     9.5 SURVIVAL OF RIGHTS. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, their respective heirs, executors, legal representatives and permitted successors and assigns.

     9.6 NO STRICT CONSTRUCTION. The parties hereto jointly participated in the negotiation and drafting of this Agreement and the other agreements contemplated hereby. The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their collective mutual intent. This Agreement shall be construed as if drafted jointly by the Parties hereto, and no rule of strict construction will be applied against any person.

     9.7 GOVERNING LAW. This Agreement has been entered into in the State, and all questions with respect to this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the State.

     9.8 NO PARTITION. No Partner shall have the right and each Partner hereby agrees not to withdraw from the Partnership, bring any action to partition the Partnership's property, nor to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination, or liquidation of the Partnership, except as provided in this Agreement, and no Partner at any time shall have the right to petition or to take any action to subject the Partnership's property or any part thereof or the Partnership assets or any part thereof to the authority of any court of bankruptcy, insolvency, receivership or similar proceeding, unless there is unanimous consent of the Partners.

     9.9 WAIVER. No consent or waiver, express or implied, by a Partner to or of any breach or default by any other Partners in the performance by such other Partners of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partners of the same or any other obligations of such other Partners hereunder. Failure on the part of a Partner to complain of any act or failure to act of any other Partners or to declare any other Partners in default, irrespective of how long such failure continues, shall not constitute a waiver by such Partner in any one instance and shall not limit or waive the necessity to obtain such Partner's consent in any further instance.

     9.10 REMEDIES IN EQUITY. The rights and remedies of any of the Partners hereunder shall not be mutually exclusive, I.E., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Partners confirms that irreparable injury will occur for which there is not an adequate remedy at law for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provisions hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section to make clear the agreement of the Partners that the respective rights and obligations of the Partners hereunder shall be enforceable in equity as well as at law or otherwise.

     9.11 TERMINOLOGY. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and the singular shall include the plural and vice versa. Titles of Sections and Subsections are for convenience only, and neither limit nor amplify the provisions of this Agreement itself. References to Sections or Subsections shall refer to Sections or Subsections of this Agreement. Any exhibits referred to herein are those attached hereto and shall be deemed incorporated as a part of this Agreement. The use herein of the word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation," or "but not limited to", rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

     9.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

     9.13 FURTHER ASSURANCES. Each Party hereto agrees to do all acts and things and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

     9.14 ARBITRATION. Except where a Partner is seeking an injunction or specific performance hereunder, the Partners agree that any controversy between the Partners involving the construction or application of any term, covenants, or condition of this Agreement shall be submitted to arbitration on the request of any Partner, and the arbitration will comply with and be governed by the rules and procedures of the American Arbitration Association.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above set forth.


                               TELEMUNDO OF CHICAGO, INC.



                               By:___________________________________
                                  Name:
                                  Title:



                               HARRISCOPE OF CHICAGO, INC.



                               By:____________________________________
                                  Name:
                                  Title:



                               ESSANESS THEATRES CORPORATION
                               OF ILLINOIS



                               By:____________________________________
                                  Name:
                                  Title: